  As filed with the Securities and Exchange Commission on February 1, 2010
Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Zurvita Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-0531863 (I.R.S. Employer Identification No.)

800 Gessner
Houston, TX 77024
(Address of principal executive offices) (Zip Code)

2009 Incentive Stock Plan
  (Full title of the plans)

Mark Jarvis
800 Gessner
Houston, TX 77024
(Name and Address of agent for service)

(713) 464-5002
(Telephone number, including area code, of agent for service)

With a copy to:

Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, NY 10006
Phone (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value	6,000,000 (1)	$1.10 (2)	$6,600,000	$470.58

(1)	Represents shares of common stock reserved for issuance under the 2009 Incentive Stock Plan.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the average of the high and low sales prices as reported on the OTC Bulletin Board on January 20, 2010.

EXPLANATORY NOTE

This Registration Statement is being filed by Zurvita Holdings, Inc. (the “Company”)  in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register 6,000,000 shares of the Company’s common stock, par value $.0001 per share, the amount of shares issuable under the Company’s 2009 Incentive Stock Plan, which is filed as an exhibit to this Registration Statement (the “Plan”).

This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act.  The reoffer prospectus may be used for reoffer and resales of restricted securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information concerning the Plan required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in such Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Securities and Exchange Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to each Consultant a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Mark Jarvis
800 Gessner
Houston, TX 77024
 (713) 464-5002

REOFFER PROSPECTUS

Zurvita Holdings, Inc.
700,000 Shares of
Common Stock

This reoffer prospectus relates to the sale of up to 700,000 shares of our common stock, $.0001 par value per share that may be offered and resold from time to time by existing selling stockholders identified in this prospectus for their own account issuable pursuant to the Plan. It is anticipated that the selling stockholders will offer common shares for sale from time to time in one or more transactions on the OTC Bulletin Board, or such other stock market or exchange on which our common stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated (see “Plan of Distribution” starting on page 12 of this prospectus). We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock have been issued pursuant to the Plan.

 This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6 of this reoffer prospectus. These are speculative securities.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ZRVT” and the last reported sale price of our common stock on January 20, 2010 was $1.05 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 1, 2010

ZURVITA HOLDINGS, INC.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

 We were incorporated pursuant to the laws of the State of Delaware on June 28, 2007 under the name Red Sun Mining, Inc.  We were originally engaged in the acquisition and exploration of mineral properties.  On July 30, 2009, we entered into a Share Exchange Agreement with Zurvita, Inc. and the holders of all of the issued and outstanding securities of Zurvita, Inc., pursuant to which we acquired all of the issued and outstanding securities of Zurvita, Inc. in exchange for 9.3 million shares of our common stock (the “Share Exchange”).  Zurvita, Inc. is a network marketing company that sells healthcare, financial services and consumer products to individuals and families.

After the Share Exchange, we succeeded to the business of Zurvita, Inc. as our sole line of business, and all of our then-current officers and directors resigned and were replaced by Zurvita, Inc.’s officers and directors. In addition, on August 19, 2009, we changed our name from Red Sun Mining, Inc. to Zurvita Holdings, Inc.

Our principal executive offices are located at 800 Gessner, Houston, Texas 77024 and our telephone number is (713) 464-5002.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition and results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

We have a history of significant losses and may not be profitable in the future and likely need significant additional outside funding to continue operating.

We have a history of net losses and have an accumulated deficit of approximately $15.3 million, from inception through October 31, 2009.  We have historically generated significant net operating losses and negative operating cash flows.  We believe that without significant equity and/or debt investment from outside sources, we will not be able to sustain our planned operations for the next 12 months.  Such additional capital may not be available to us on acceptable terms or may not be available at all.  You should not rely solely on the public market valuation of the Company and the views of securities analysts and investors for assessing the operational, business and financial success of the Company. Fluctuations in our quarterly operating results or our inability to achieve profitability may cause volatility in the price of our common stock in the public market.

Our business is difficult to evaluate because it has a limited operating history.

We have a limited operating history and participate in a relatively new and rapidly evolving market. The Company’s business has undergone significant transformation during the past several years as a result of acquisitions, changes in the services and products offered, changes in market conditions, changes in our targeted membership, and is expected to continue to change for similar reasons. We cannot assure you that our current business strategy will be successful in the long term.  We have experienced significant losses since inception and, even if demand from members exists, we cannot assure you that our business will be successful.

A significant percentage of the Company’s outstanding securities are controlled by The Amacore Group, Inc. who will be able to exert substantial influence over important decisions about our business and capital structure.

The Amacore Group, Inc. (“Amacore”) owns approximately 66% of our outstanding common stock and 40% of the voting power of all equity securities.  As a result, Amacore’s interests will be significantly represented in certain corporate matters such as the election of the members of our board of directors, appointment of new management and approval any action requiring stockholder approval.  Amacore’s interest in exercising control over us and our business may conflict with the interests of our other stockholders.  Amacore’s control may also discourage others from acquiring us or from making a significant investment in us.

General economic, financial market and political conditions may materially adversely affect our results of operations and financial conditions.

General economic, financial market and political conditions may have an adverse effect on demand for our services and programs and on our results of operations and financial condition.  Concerns over a prolonged recession, the availability and cost of credit, the declining global mortgage and real estate market, the loss of consumer confidence and reduction in consumer spending, inflation, and other macroeconomic factors could influence demand for our services and programs.  There could be a number of follow-on effects from the credit crisis on our business, including insolvency of key partners, inability of customers to obtain credit to finance purchases of our services and programs, and/or customer insolvencies each of which could adversely affect our results of operations and financial condition.

We currently generate significant revenue through our independent marketing representatives.

We derive our revenue through product sales of our independent marketing representatives.  In the event we are unable to attract, motivate and retain our independent marketing representative base our business, financial condition and results of operations could be materially and adversely affected as the Company’s revenue is directly tied to the activity levels of its marketing representative base.

We may be unable to fund future growth.

 Our business strategy calls for expansion through an increase in our independent marketing representative base and increase breadth of product offering.We will require significant funding for additional personnel, capital expenditures as well as for working capital purposes. Financing may not be available to us on favorable terms, if at all. If adequate funds are not available on acceptable terms, then we may not be able to meet our business objectives for expansion and profitability which could consequently harm our business, results of operations and financial condition.

In addition, if we raise additional funds through the issuance of equity or convertible debt securities, or a combination of both, then the stockholders will suffer dilution, and any new securities may have rights, preferences and privileges senior to those of our common stock and other series of Preferred Stock. Furthermore, if we raise capital or acquire businesses by incurring indebtedness, we will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that our lender may require. Moreover, if our strategy to increase its sales and marketing resources in order to grow revenues does not produce the desired result, then the Company may incur significant, unrecoverable expenses.

Our growth may be limited if we are unable to attract and retain qualified personnel.

Our business is largely dependent on the skills, experience and performance of key members of our senior management team. We plan to increase the Company’s operations and finance personnel. We believe that our success depends largely on its ability to attract and retain highly-skilled and qualified technical and managerial personnel. The market for highly skilled sales, marketing and support personnel is highly competitive as a result of the limited availability of technically-qualified personnel with the requisite understanding of the industry in which we operate. The inability to hire or retain qualified personnel may hinder the our ability to implement its business strategy and may harm its business.

Our future growth could strain our personnel and infrastructure resources, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

We have experienced strong growth in our operations which is placing, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure. Our future success will depend in part upon the ability of our management to manage growth effectively. This may require us to hire and train additional personnel to manage our expanding operations. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our growth, we may be unable to execute upon our business plan and our business and operations may be adversely impacted.

Our ability to anticipate and respond to market trends and changes in consumer preferences could affect our financial results.

Our success depends on our ability to anticipate, gauge and react in a timely and effective manner to changes in consumer spending patterns and preferences for products and services. We must continually work to develop new products and maintain and enhance the recognition of our branded products. Furthermore, material shifts or decreases in market demand for our products, including as a result of changes in consumer spending patterns and preferences, could result in lower revenue.

 Any future acquisition may expose us to additional risks

Our business plan does not preclude growth through the acquisitions of qualifed companies who complement our current product offerings or enhance our product distribution.  The financing for any future acquisition could dilute the interests of our stockholders or result in an increase in our indebtedness or both.  Acquisitions may entail numerous risks, including:

•	difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses and distruption to our direct selling channel;
•	diversion of management’s attention from our core business
•	adverse effects on existing business relationships with suppliers and customers; and
•	risks of entering markets in which we have limited or no prior expericence.

Our failure to successfully complete the integration of any acquired business could have a material adverse effect on our business, financial condition and operating results. In addition, there can be no assurance that we will be able to identify suitable acquisition candidates or consummate acquisitions on favorable terms.

We face significant competition for our products and services.

While our products and services are relatively new, the direct-to-consumer industry is intensely competitive, continually evolving and, in some cases, subject to rapid change. We expect the intensity of competition and the pace of change to be increased or at least be maintained in the future. Many of our potential competitors have greater financial, technical, product development, marketing and other resources than us. These organizations may be better known than we are and may have more customers or members than us. We cannot provide assurance that we will be able to compete successfully against these organizations or any alliances they have formed or may form.  Therefore, there can be no assurance that our competitors will not:

•	increase their emphasis on products and services similar to those we offer;
•	provide products and services comparable or superior to those we provide at lower consumer cost; and
•	adapt more quickly than we do to evolving industry trends or changing market requirements;

We must replace the customers lost in the ordinary course of business and if we fail to do so our revenue may decline and our customer base will decline.

We lose a substantial number of our customers each year in the ordinary course of business.  The loss of customers may occur due to numerous factors, including:

•	changing customer preferences;
•	competitive price pressures;
•	customer dissatisfaction;
•	discontinuance of third-party products and services

We depend on third-party vendors to supply certain of our products and services that we market.  The failure of these vendors to provide these products or services could result in customer dissatisfaction and harm our business and financial condition.

We depend on third-party vendors to supply certain products and services that we market.  Many of our third-party vendors are independent contractors.  As a result, the quality of service they provide is not entirely within our control.  If any third-party vendor were to cease operations, or terminate, breach or not renew its contract with us, or suffer interruptions, delays or quality problems, we may not be able to substitute a comparable third-party vendor on a timely basis or on terms favorable to us.  With respect to our products that contain an insurance benefit, we are dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals.  If we are required to use an alternative insurance carrier, it may materially increase the time required to bring an insurance related product to market.  As we are generally obligated to continue providing our products and services to our customers even if we lose a third-party vendor, any disruption in our product offerings could harm our reputation and result in customer dissatisfaction.  Replacing existing third-party vendors with more expensive or less quality third-party vendors could decrease our profitability and harm our reputation.

We are dependent on Amacore to provide credit card processing and payment collection.  If Amacore’s credit card processing is interrupted in any way it could result in delays in collecting payments and our ability to generate sales.

In the event Amacore’s credit card processor ceases operations or terminates its agreement with Amacore, there can be no assurance the Company could find and retain a replacement credit card processor on a timely basis, if at all.  Any service interruptions, delays or quality problems could result in delays in collecting payments, which could adversely affect our revenue and profitability.

We must comply with Federal and State telephone consumer protection laws.

Federal and State telephone consumer protection laws prohibit deceptive, unfair or abusive practices in telemarketing sales.  Any new legislation further regulating telemarketing practices could adversely affect or limit our operations.

We face potential liability related to the privacy and security of personal information it collects from consumers through its website and marketing operations.
Internet user privacy has become a major issue both in the United States and abroad. We have privacy policies posted on its website that we believe comply with applicable laws requiring notice to users about our information collection, use and disclosure practices. However, whether and how existing privacy and consumer protection laws in various jurisdictions apply to the Internet is still uncertain and may take years to resolve. Any legislation or regulation in the area of privacy of personal information could affect the way we operate our website and could harm our business. Further, we cannot assure you that the privacy policies and other statements on our website or our practices will be found sufficient to protect us from liability or adverse publicity relating to the privacy and security of personal information.  Any unauthorized release or failure to adequately protect private information could cast a negative public perception of us which in turn could adversely affect our ability to attract and retain customers.

We may become involved in legal proceedings that, if adversely adjudicated or settled, could adversely affect our finanical results.

We have in the past been a party to litigation and have incurred significant legal costs and settlement expense.  In general, litigation claims can be expensive and time consuming to bring or defend against and could result in settlements or damages that could significantly affect our financial results.

Risks Related to Our Stock

We do not intend to pay dividends on our capital stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future, except as required by the terms of the preferred stock we have issued.

The Company may raise additional funds in the future through issuances of securities and such additional funding may be dilutive to stockholders or impose operational restrictions

We may raise additional capital in the future to help fund acquisitions and our operations through sales of shares of our common stock or securities convertible into shares of our common stock, as well as issuances of debt.  Such additional financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants which may limit our operating flexibility.  If additional capital is raised through the issuances of shares of our common stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced.  These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

We are not subject to certain of the corporate governance provisions of the Sarbanes-Oxley Act of 2002 and, without voluntary compliance with such provisions, neither you nor the Company will receive the benefits and protections they were enacted to provide.

Since our common stock is not listed for trading on a national securities exchange, we are not subject to certain of the corporate governance rules established by the national securities exchanges pursuant to the Sarbanes-Oxley Act of 2002.  These rules relate to independent director standards, director nomination procedures, audit and compensation committees standards, the presence of an audit committee financial expert and the adoption of a code of ethics.

While we intend to file an application to have our securities listed for trading on a national securities exchange in the future which would require us to fully comply with those obligations, we cannot assure you that we will file such an application, that we will be able to satisfy applicable listing standards, or, if we do satisfy such standards, that we will be successful in receiving approval of our application by the governing body of the applicable national securities exchange.

Applicable SEC rules governing the trading of “penny stocks” may limit the trading and liquidity of our common stock which may affect the trading price of our common stock.

Our common stock is a “penny stock” as defined under Rule 3a51-1 of the Securities Exchange Act of 1934 (the “Exchange Act “) and is accordingly subject to SEC rules and regulations that impose limitations upon the manner in which our common stock may be publicly traded.  These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale.  These regulations may have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

Our common share price may subject us to securities litigation.

The market for our common stock is expected to be characterized by significant price volatility when compared to seasoned issuers, and we expect that our future share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTC Bulletin Board® (OTCBB) have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;
•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
•	changes in operating and stock price performance of other companies in our industry;
•	additions or departures of key personnel; and
•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

We became public by means of a reverse merger, and, as a result, we are subject to the risks associated with the prior activities of the public company.

Additional risks may exist because Zurvita became public through a reverse merger with Red Sun, which did not have significant operations or assets prior to the time of the transaction. Red Sun was a development stage company from the time of its inception until the time of the Share Exchange. Prior to the Share Exchange, Red Sun had no significant business operations and generated no revenues. We may require the cooperation or assistance of persons or organizations, such as auditors, previously associated with Red Sun in connection with future matters that could be costly or difficult to secure. Although we performed a due diligence review of Red Sun, we still may be exposed to undisclosed liabilities resulting from its prior operations and we could incur losses, damages or other costs as a result. In connection with the Share Exchange, claims may not be brought against such shareholders after six months from the closing of the Share Exchange. Therefore, any liabilities associated with the prior operations, capitalization or ownership of securities of our company by the shareholders of Red Sun may be borne by the holders of securities issued in the Share Exchange or the Private Placement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

 In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

 This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

This prospectus relates to sale of shares of common stock that may be offered and sold from time to time by the selling stockholders.   We will not receive any proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus (the "Selling Stockholders") are offering 700,000 shares offered through this prospectus that were granted to the selling stockholders pursuant to the Plan.

The following table provides, as of January 20, 2010, information regarding the beneficial ownership of our common shares held by each of the selling stockholders, including:

1.	the total number of common shares owned by each selling stockholder prior to this offering;

2.	the total number of common shares that are to be offered by each selling stockholder;

3.	the total number of common shares that will be owned by each selling stockholder upon completion of the offering; and

4.	the percentage owned by each selling stockholder, prior to and upon completion of the offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders.  Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

Because the selling stockholders may offer all or part of the common shares which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common shares currently owned offered by this reoffer prospectus may be offered from time to time by the selling stockholders named below.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING(1)		NUMBER OF SHARES BEING	SHARES BENEFICIALLY OWNED UPON COMPLETION OF THE OFFERING(1)
NAME	NUMBER	PERCENT(2)	OFFERED	NUMBER	PERCENT(2)

Richard Diamond	100,000	*	100,000	0	0%

Mark Jarvis	100,000	*	100,000	0	0%

Jay Shafer	100,000	*	100,000	0	0%

Paul Morrison	100,000	*	100,000	0	0%

Chris Phillips	100,000	*	100,000	0	0%

Guy Norberg	100,000	*	100,000	0	0%

Jason Post	100,000	*	100,000	0	0%

TOTAL SHARES OFFERED	700,000		700,000
 _____________
* less than one percent

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act , as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(2)	Based upon 64,440,000 shares issued and 56,640,000 shares outstanding of common stock as of January 20, 2010.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling stockholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $4.00 per share or an exercise price of less than $4.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $5,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon, for us, by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements of Zurvita Holdings, Inc. contained within our report on Form 10-KT filed with the SEC on November 12, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of McGladrey & Pullen, LLP an independent registered public accounting firm, upon the authority of said firm as an expert in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed by us with the SEC are incorporated herein by reference:

•	Reference is made to our report on Form10-KT filed with the SEC on November 12, 2009, which is hereby incorporated by reference.

•	Reference is made to our report on Form10-Q filed with the SEC on December 15, 2009, which is hereby incorporated by reference.

•	Reference is made to our report on Form8-K filed with the SEC on January 27, 2010, which is hereby incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Allan Rejonis at the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•
we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.

ZURVITA HOLDINGS, INC.

700,000 SHARES OF COMMON STOCK

PROSPECTUS

February 1, 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to our report on Form10-KT filed with the SEC on November 12, 2009, which is hereby incorporated by reference.

•	Reference is made to our report on Form10-Q filed with the SEC on December 15, 2009, which is hereby incorporated by reference.

•	Reference is made to our report on Form8-K filed with the SEC on January 27, 2010, which is hereby incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.
Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•
we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Up to 700,000 shares of common stock being registered pursuant to this Registration Statement may be issued under the Plan under Section 4(2) of the Securities Act.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	2009 Incentive Stock Plan
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
_____________

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes to:

(a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at the time to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 1, 2010.

ZURVITA HOLDINGS, INC.

By:	/s/ Jay Shafer
Jay Shafer
Co-Chief Executive Officer

 POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ezra Green, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Jay Shafer	Co- Chief Executive Officer and Director	February 1, 2010
Jay Shafer	(Principal Executive Officer)

/s/ Mark Jarvis	Co- Chief Executive Officer and Director	February 1, 2010
Mark Jarvis

/s/ Jason Post	Chief Financial Officer and Secretary	February 1, 2010
Jason Post	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard Diamond	Director	February 1, 2010
Richard Diamond

/s/ Guy Norberg	Director	February 1, 2010
Guy Norberg

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	2009 Incentive Stock Plan
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)